EXHBIT 99


                        PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OH 45750
                                                          www.peoplesbancorp.com

NEWS RELEASE


FOR IMMEDIATE RELEASE           Contact: Mark F. Bradley
---------------------                    President and Chief Operating Officer
September 10, 2004                       (740) 373-3155


                PEOPLES BANK TO ACQUIRE TWO FULL-SERVICE BANKING
                          OFFICES IN ASHLAND, KENTUCKY
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         MARIETTA, Ohio - Peoples Bancorp (Nasdaq: PEBO) announced today that one of its subsidiaries, Peoples Bank, has signed a definitive agreement to acquire two full-service banking offices in the Ashland, Kentucky area, from Advantage Bank, a subsidiary of Camco Financial Corporation (Nasdaq: CAFI).
         "We are pleased to announce plans to enhance our business in the Ashland area," said Mark F. Bradley, Peoples Bancorp's President and Chief Operating Officer. "We believe we can leverage our recent expansion in northeastern Kentucky, and we look forward to serving all of the financial needs of our new customers."
         The offices are located at 1640 Carter Avenue in downtown Ashland and 6601 US Route 60 just outside of the city. Under the terms of the agreement, Peoples has agreed to pay a 10.21% premium, or approximately $6.6 million in cash, for the $65 million of deposits, plus acquire the fixed assets and approximately $45 million of loans at book value. Peoples expects the acquisition to be accretive to earnings per share in the first full year after completion of the transaction, which is subject to regulatory approval and is anticipated to be completed in the fourth quarter of 2004.
         It is Peoples' intention to consolidate some of its Ashland area offices during the fourth quarter of 2004 and concurrent with the completion of the proposed acquisition of the Advantage Bank offices. Subject to applicable banking regulations, Peoples Bank plans to close its current offices at 1410 Eagle Drive outside Ashland and 747 Bellefonte Road in Flatwoods. In addition, Peoples does not plan to operate the to-be-acquired office at 1640 Carter Avenue in downtown Ashland.
         "After the completion of the acquisition, we would have several offices located too closely together," continued Bradley. "We think these office consolidations will be the most efficient way to serve our Ashland area customers. The Route 60 office is a great location and adds an ATM to our network, and we already have a strong presence in downtown Ashland."
         Peoples Bank acquired the Flatwoods office in May 2003 in the Kentucky Bancshares Inc. acquisition. It is located less than 2 miles from Peoples Bank's Russell office, which has an ATM.
         "The sales activity of the Flatwoods office has not been up to our expectations," said Bradley. "With a bigger Peoples Bank location in nearby Russell, we thought it best to redirect customers to a more full-service atmosphere where banking and other investment services are available."
         After the acquisition and office consolidations, Peoples Bank's Kentucky offices will include two offices in the Ashland area, plus full-service offices in Russell, Greenup, South Shore, and Grayson. In Kentucky's Boyd, Carter, and Greenup counties, Peoples Bank will improve from third to first in the tri-county market with over 14% of total deposits.
         Bradley summarized, "We are committed to the Ashland area and look forward to continuing to provide our communities with a personalized brand of banking, a broad choice of financial products and services, convenient locations, and state of the art technology. We will continue to expand our presence in areas that make sense for our customers, clients, and shareholders."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 51 locations and 33 ATMs in Ohio, West Virginia and Kentucky. Peoples' financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

                                 END OF RELEASE

Safe Harbor Statement:
         This press release may contain certain forward-looking statements with respect to Peoples' financial condition, results of operations, plans, objectives, future performance and business. Except for the historical and present factual information contained in this press release, the matters discussed in this press release, and other statements identified by words such as "expects," "believes," "plans," "will," "would," "should," "could" and similar expressions are forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment impact interest margins; (3) prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions are less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) legislative or regulatory changes or actions adversely affect Peoples' business; (7) changes and trends in the securities markets; (8) a delayed or incomplete resolution of regulatory issues; (9) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; (10) the outcome of regulatory and legal proceedings and (11) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission ("SEC"). Peoples undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. Copies of documents filed with the SEC are available free of charge at the Commission's website at http://www.sec.gov and/or from Peoples' website.